Exhibit 99.1

Contact: Jonathan Brust Glowpoint, Inc. 312-235-3888 x 2052 jbrust@glowpoint.com www.glowpoint.com
Glowpoint Raises Equity Capital for Growth; Eliminates Nearly $14 Million in Preferred Stock Liquidation Preference

HILLSIDE, N.J., March 30, 2010 – Glowpoint, Inc. (OTCBB: GLOW), a carrier-grade provider of global managed services for telepresence and video conferencing, today announced the completion of a series of transactions to provide funds to accelerate the Company’s growth plans and improve the Company’s capital structure. The additional equity capital allows the Company to more aggressively pursue opportunities in the market and build on its industry leadership position. The highlights of this transaction include:

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Additional Equity Capital: The Company raised additional equity capital with gross proceeds of approximately $3 million by selling 30 shares of its newly-created Perpetual Series B Preferred Stock at a price per share of $100,000 (“Stated Value”). The Perpetual Series B Preferred Stock is not convertible into common stock, has a liquidation preference equal to its Stated Value, is redeemable by the Company at its option, and is entitled to 4% cumulative dividends commencing January 1, 2013, which increase to 12% starting January 1, 2014.

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Exchange of $21.6 million of Series A-2 Preferred Stock: The Company exchanged shares of its Series A-2 Preferred Stock with an aggregate liquidation preference of approximately $21.6 million for (i) 50 shares of its newly-created Perpetual Series B Preferred Stock, which have a liquidation preference of $5 million, and (ii) 15,452,000 shares of common stock.

“As a result of this transaction, we have raised additional equity capital to accelerate our growth plans, while at the same time  reducing the aggregate liquidation preference of our preferred stock from about $34 million to about $20.2 million,” said Dave Robinson, Glowpoint’s Co-Chief Executive Officer.  “This transaction demonstrates the strong support of our investors and their belief in the Company’s vision for the tremendous opportunity that lies ahead.  We believe the Company is now very well positioned from a fundamental business perspective and capital markets perspective. The prospects of tapping the credit markets have, for the first time in many years, improved dramatically, potentially providing additional financial flexibility to finance growth while minimizing shareholder dilution.”

The Perpetual Series B Preferred Stock and common stock was issued to an institutional investor, who is an accredited investor, and in reliance upon exemptions from registration pursuant to Sections 3(a)(9) and 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder.

Burnham Hill Partners LLC, a subsidiary of Burnham Hill Capital Group LLC, acted as exclusive placement agent and financial advisor to the Company. For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

About Glowpoint
Glowpoint, Inc. (OTCBB: GLOW) provides carrier-grade, managed telepresence and video communications services. Glowpoint's suite of robust telepresence and video conferencing solutions empowers enterprises to communicate with each other over disparate networks and technology platforms. Glowpoint supports thousands of video communications systems in more than 35 countries with its 24/7 video management services. Glowpoint also powers major broadcasters, Fortune 500 companies, as well as global carriers and video equipment manufacturers – and their customers – worldwide. To learn more, visit http://www.glowpoint.com.